Exhibit 99.1

Investor Relations:	Company Contact:
Stacy Feit, Vice President	Pam Scott
Financial Relations Board	Director of Corporate Communications
(213) 486-6549	(509) 777-6393
Red Lion Hotels Reports Fourth Quarter and Full Year 2010 Results
SPOKANE, WA, March 2, 2011 — Red Lion Hotels Corporation (NYSE: RLH), a western U.S.-based owner of midscale hotels, today announced its results from continuing operations for the fourth quarter and full year ended December 31, 2010.
Overview:
•	Fourth quarter RevPAR for owned and leased hotels increased 11.4 percent year over year; RevPAR was up 5.4 percent for the full year

•	Fourth quarter occupancy of 50.4 percent increased 350 basis points; contributing to a 160 basis point increase for the full year

•	Fourth quarter ADR at owned and leased hotels increased 3.5 percent year over year to $79.41; ADR was up 2.5 percent for the full year

•	2010 EBITDA was $22.4 million before special items, down $5.0 million year over year

•	During the fourth quarter, the company recognized an impairment charge of $5.7 million on its Red Lion Hotel Sacramento at Arden Village

•	The company listed two properties for sale as part of a strategy to increase financial flexibility

•	Red Lion Hotels earns the top customer satisfaction score in the 2010 Market Metrix Hospitality Index for the midscale with food and beverage hotel segment
Total revenue during the fourth quarter was $36.9 million, up 2.5 percent from $36.0 million in the prior year period. Revenue from hotels was $33.1 million, up 3.9 percent from $31.8 million in the fourth quarter of 2009. EBITDA before special items for the fourth quarter of 2010 was $0.6 million, compared to $3.3 million for the fourth quarter of 2009. Net loss before special items was $4.5 million in the quarter, or $0.24 per share, compared to a net loss of $2.7 million, or $0.14 per share, for the prior year period. Reported net loss including special items was $7.2 million in the quarter, compared to $8.2 million in the prior year period.
“We posted top line growth during the fourth quarter due to continued momentum in RevPAR performance driven by both occupancy and rate increases,” said President and Chief Executive Officer Jon E. Eliassen. “This revenue contribution did not, however, result in improved profitability for the company during the fourth quarter and full year, as our investments in sales, marketing and franchising continue to have longer payback periods. Looking forward, we believe these investments will benefit Red Lion as the industry rebounds, positioning the company for long term profitability. While we remain confident in the initiatives we have put in place, our performance in 2011 will be primarily dependent on the scale and the pace of economic recovery in the markets in which we operate. Unfortunately, similar to many midscale hotels across the country, hotels in many of our key markets are experiencing a softening of demand in the first quarter that the company anticipates will reverse in the second half of the year.”
Summary results for the three month and full year periods follow:

	Three months ended December 31,			Year ended December 31,
($ in thousands, except per share)	2010	2009	% change	2010	2009	% change

Total revenue, as reported	$36,894	$35,991	2.5%	$163,494	$165,719	-1.3%

Results before special items: (1)
EBITDA from continuing operations	$597	$3,316	-82.0%	$22,394	$27,389	-18.2%
Net income (loss) from continuing operations	$(4,466)	$(2,670)	-67.3%	$(4,684)	$(1,021)	-358.7%
Earnings (loss) per share from continuing operations	$(0.24)	$(0.14)	-71.4%	$(0.25)	$(0.06)	-316.7%

Results as reported:
EBITDA from continuing operations	$(3,576)	$(5,329)	32.9%	$17,002	$18,744	-9.3%
Net income (loss) from continuing operations	$(7,227)	$(8,246)	12.4%	$(8,230)	$(6,597)	-24.8%
Earnings (loss) per share from continuing operations	$(0.39)	$(0.45)	13.3%	$(0.45)	$(0.37)	-21.6%

(1)	Excludes $1.2 million of expense related to the separation of the company’s former President and Chief Executive Officer recorded in the first quarter of 2010. Additionally excludes an impairment charge of $5.7 million and a $1.5 million credit both related to the termination of a franchise and sublease agreement recorded in the fourth quarter of 2010. The year 2009 excludes an impairment charge of $8.5 million for an owned hotel and restructuring expenses of $0.1 million recorded in the fourth quarter.
In addition, key hotel operating metrics on a comparable basis, and reported hotel operating margins for the fourth quarter and full year periods ended December 31, 2010 and December 31, 2009 are highlighted below for owned and leased hotels from continuing operations:

	Three months ended December 31,			Year ended December 31,
	2010	2009	change	2010	2009	change

RevPAR (revenue per available room)	$40.05	$35.96	11.4%	$48.11	$45.64	5.4%
ADR (average daily rate)	$79.41	$76.75	3.5%	$84.33	$82.25	2.5%
Occupancy	50.4%	46.9%	3.50	57.1%	55.5%	1.60

Hotels revenue:
Rooms	$22,555	$20,252	11.4%	$107,489	$101,975	5.4%
Food and beverage	9,331	10,447	-10.7%	36,246	41,484	-12.6%
Other revenue	1,208	1,144	5.6%	4,833	4,313	12.1%

Total hotels revenue	$33,094	$31,843	3.9%	$148,568	$147,772	0.5%

Hotel direct operating margin	10.2%	12.4%	-2.2%	21.5%	23.4%	-1.9%

Fourth Quarter 2010 Results
Comparing the fourth quarter 2010 to 2009, RevPAR for owned and leased hotels increased 11.4 percent driven by a 350 basis point improvement in occupancy and a 3.5 percent increase in ADR. Systemwide RevPAR (which includes franchised hotels) on a comparable basis for the quarter increased 7.9 percent as a result of a 310 basis point increase in occupancy and a 1.2 percent increase in ADR.
Compared to the prior-year period, revenue from hotels was up 3.9 percent to $33.1 million primarily as a result of an 11.4 percent, or $2.3 million increase in room revenue, which was driven by occupancy gains from transient and group business, combined with rate growth from a continued emphasis on the previously announced modifications to food and beverage offerings. These offerings consequently drove a $1.1 million decline in food and beverage revenue.
Hotel direct operating margin declined to 10.2 percent during the fourth quarter 2010 compared to 12.4 percent in 2009. The margin decrease in the quarter resulted from continued investments in sales and marketing, technology and personnel resources designed to position the company for revenue and profitability growth. An additional driver of the decrease was an insurance adjustment for past claims. Year over year margin would have been 11.4 percent, excluding the insurance adjustment.
Franchise revenue was relatively flat at $0.8 million year over year, and entertainment revenue decreased to $0.4 million largely because the fourth quarter of 2009 included Disney’s The Lion King, one of the company’s most successful “Best of Broadway” productions.
Full Year Ended December 31, 2010 Results
Total revenue for the full year ended December 31, 2010 was $163.5 million, down 1.3 percent from $165.7 million in 2009. As mentioned above, the change was primarily driven by a $2.5 million decline in the entertainment segment. Reported revenue from hotels was $148.6 million, up 0.5 percent from $147.8 million in the prior year.
RevPAR for owned and leased hotels on a comparable basis for 2010 increased 5.4 percent. The increase was principally driven by strategic revenue management, group sales and the aforementioned modifications to food and beverage offerings. Systemwide RevPAR on a comparable basis increased 3.5 percent year over year.
Hotel direct operating margin declined to 21.5 percent from 23.4 percent in the prior year. The decline was primarily a result of investment in sales and marketing, technology and personnel resources designed to position the company for future growth.
Franchise revenue declined $0.4 million to $3.2 million. Entertainment revenue decreased 21.0 percent to $9.2 million, which resulted in a $0.8 million margin decline. This decline was again primarily due to the previous year including results from the successful production of Disney’s The Lion King.
EBITDA before special items for the full year ended December 31, 2010 was $22.4 million, compared to $27.4 million in the prior year. Net loss in 2010 before special items totaled $4.7 million, or $0.25 per share, compared to net loss before special items of $1.0 million, or $0.06 per share, in the prior year.

Franchise Update
The company announced on December 2, 2010, a new franchise agreement in Concord, CA. The company announced the opening of the full service Red Lion Hotel Concord — Walnut Creek on December 21, 2010.
Also as previously announced, the company has agreements for franchises in place for two additional properties in Northern California. The full service Red Lion Hotel Oakland International Airport opened on February 16, 2011. The Red Lion Inn Rancho Cordova, a limited service hotel, is expected to open in April 2011.
Asset Impairment
During the fourth quarter, the company agreed to terminate the sublease and franchise agreement with the operator of the Red Lion Hotel Sacramento at Arden Village. The company subsequently subleased and franchised the property to a new operator who already has two hotels in the Sacramento area. As a result of the termination of the previous operator’s sublease, the company recognized an impairment charge of $5.7 million. This charge is reflected as a special item for 2010 and separately identified in the company’s operating results.
Liquidity and Balance Sheet
As of December 31, 2010, the company had approximately $4.0 million in cash and cash equivalents, and outstanding debt of $126.0 million.
Capital expenditures during the full year ended December 31, 2010 totaled $10.6 million. Capital expenditures were made for core investments in technology and necessary hotel improvement projects, which reflects the company’s continued focus on investing as appropriate to maintain competitive guest services.
On January 10, 2011, the company amended its syndicated credit agreement to modify the total leverage ratio and senior leverage ratio covenants for the remaining term of the facility. As consideration for the amendment, the company paid additional fees and agreed to an increase in rates. Additionally, the capacity under the line of credit was reduced to $30.0 million from $37.5 million. Management does not expect the reduction in capacity under the line of credit to impact its liquidity or operating plans.
Subsequent Events
On January 18, 2011, the company announced the listing for sale of two hotels, Red Lion Hotel Fifth Avenue Seattle and Red Lion Hotel Denver Southeast. The sale of the properties will enable the company to unlock real estate value through selective reduction of asset ownership. Proceeds will be used to restructure the company’s balance sheet, including the reduction of debt. This will create the financial flexibility necessary to refinance and reposition other hotel properties as the market rebounds while better positioning the company for growth through franchising. Last week, the company received numerous offers to purchase the Red Lion Hotel Fifth Avenue and is in the process of evaluating the offers.
On February 14, 2011, the company announced that its Board of Directors named Jon E. Eliassen to the position of President and Chief Executive Officer, removing his previous interim status.

On February 23, 2011, the company was awarded the top customer satisfaction score in the 2010 Market Metrix Hospitality Index for the midscale with food and beverage hotel segment.
Outlook for 2011
Due to the listing of two hotels for sale and the potential financial effect of these expected transactions, the company will only provide RevPAR guidance for 2011 at this time. Based on the outlook for the markets in which the company operates and information available today, the company is providing the following RevPAR guidance for 2011:
•	Full year 2011 RevPAR for company owned and leased hotels is expected to increase 3 to 5 percent compared to 2010 on an annual basis.

•	Because of softness in many of the company’s markets to date in the first quarter, the company expects to see more of the anticipated increase in RevPAR in the second half of the year.

•	The company expects to invest $10.6 million in capital improvements in 2011.
Conference Call Information
The company will conduct a conference call on March 2, 2011 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Senior Vice President and Chief Financial Officer Dan Jackson. Executive Vice President and Chief Operating Officer George Schweitzer will also be available to answer questions.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1092. International callers should dial (612) 332-0637.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on March 2, 2011, through April 2, 2011 at (800) 475-6701 or (320) 365-3844 (International) access code — 192820. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of December 31, 2010, the RLH hotel network was comprised of 44 hotels located in eight states and one Canadian province, with 8,557 rooms and 425,397 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10 K for the year ended December 31, 2010 and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except per share amounts and footnotes)

	Three months ended December 31,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$33,094	$31,843	$1,251	3.9%
Franchise	763	771	(8)	-1.0%
Entertainment	2,370	2,722	(352)	-12.9%
Other	667	655	12	1.8%

Total revenues	36,894	35,991	903	2.5%

Operating expenses:
Hotels	29,710	27,899	1,811	6.5%
Franchise (1)	940	492	448	91.1%
Entertainment	2,225	2,092	133	6.4%
Other	321	465	(144)	-31.0%
Depreciation and amortization(1)	5,295	5,329	(34)	-0.6%
Hotel facility and land lease (1)	328	1,436	(1,108)	-77.2%
Impairment charge (1)	5,733	8,509	(2,776)	-32.6%
Loss (gain) on asset dispositions, net	248	(111)	(359)	323.4%
Undistributed corporate expenses	1,068	675	(393)	-58.2%
Restructuring expenses(1)	—	136	(136)	-100.0%

Total expenses	45,868	46,922	(1,054)	-2.2%

Operating income (loss)	(8,974)	(10,931)	(1,957)	-17.9%

Other income (expense):
Interest expense	(2,241)	(2,206)	35	-1.6%
Other income, net	96	266	(170)	-63.9%

Income (loss) before income taxes	(11,119)	(12,871)	(1,752)	-13.6%
Income tax expense (benefit)	(3,892)	(4,625)	733	-15.8%

Net Income (loss) from continuing operations	(7,227)	(8,246)	(1,019)	-12.4%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $(71)	—	(133)	(133)	-100.0%
Income (loss) on disposal of discontinued business units, net of income tax (benefit) expense of $(57)	—	(117)	(117)	-100.0%

Net Income (loss) from discontinued operations	—	(250)	(250)	-100.0%

Net income (loss)	(7,227)	(8,496)	(1,269)	-14.9%

Net Income (loss) attributable to noncontrolling interest	7	7	—	0.0%

Net income (loss) attributable to Red Lion Hotels Corporation(1)	$(7,220)	$(8,489)	$(1,269)	-14.9%

Earnings per share — basic and diluted
Net income (loss) from continuing operations	$(0.39)	$(0.45)
Net income (loss) from discontinued operations	$—	$(0.02)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.39)	$(0.47)
Weighted average shares — basic and diluted(2)	18,732	18,177

EBITDA (1,3)	$(3,576)	$(5,686)	$2,110	37.1%
EBITDA as a percentage of revenues	-9.7%	-15.8%

EBITDA from continuing operations (1,3)	$(3,576)	$(5,329)	$1,753	32.9%
EBITDA from continuing operations as a percentage of revenues	-9.7%	-14.8%

(1)	The three months ended 2010 includes an impairment charge of $5.7 million and a $1.5 million credit; both are related to the termination of a franchise and sublease agreement. The three months ended December 31,2009 includes an impairment charge of $8.5 million for an owned hotel and restructuring expenses of $0.1 million. These items are discussed further in this release under Disclosure of Special Items.

(2)	For the three months ended December 31, 2010 and 2009, all of the 478,047 and 1,194,460 options to purchase common shares outstanding as of those dates were considered anti-dilutive due to the loss for the periods and excluded from the calculations of loss per share. Additionally, as of those dates, all of the 220,816 and 239,318 restricted stock units outstanding, respectively, were considered anti-dilutive due to the losses, as were all of the 44,837 convertible operating partnership units outstanding during both periods.

(3)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Year ended December 31,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$148,568	$147,772	$796	0.5%
Franchise	3,209	3,616	(407)	-11.3%
Entertainment	9,236	11,690	(2,454)	-21.0%
Other	2,481	2,641	(160)	-6.1%

Total revenues	163,494	165,719	(2,225)	-1.3%

Operating expenses:
Hotels	116,574	113,256	3,318	2.9%
Franchise (1)	3,118	2,255	863	38.3%
Entertainment	7,769	9,466	(1,697)	-17.9%
Other	1,598	2,075	(477)	-23.0%
Depreciation and amortization (1)	20,885	20,873	12	0.1%
Hotel facility and land lease (1)	5,840	6,707	(867)	-12.9%
Impairment charge (1)	5,733	8,509	(2,776)	-32.6%
Loss (gain) on asset dispositions, net	(25)	(249)	(224)	-90.0%
Undistributed corporate expenses (1)	6,304	5,200	(1,104)	21.2%
Restructuring expenses (1)	—	136	(136)	-100.0%

Total expenses	167,796	168,228	(432)	-0.3%

Operating income	(4,302)	(2,509)	1,793	71.5%

Other income (expense):
Interest expense	(9,073)	(8,503)	570	6.7%
Other income, net	409	379	30	7.9%

Income (loss) before income taxes	(12,966)	(10,633)	2,333	21.9%
Income tax (benefit) expense	(4,736)	(4,036)	700	17.3%

Net income (loss) from continuing operations	(8,230)	(6,597)	1,633	24.8%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $(181) and $26	(351)	50	(401)	nm
Income (loss) on disposal of discontinued business units, net of income tax (benefit) expense of $(20) and $(60)	(38)	(117)	79	67.5%

Net Income (loss) from discontinued operations	(389)	(67)	322	nm

Net income (loss)	(8,619)	(6,664)	1,955	29.3%

Net income (loss) attributable to noncontrolling interest	10	1	9	nm

Net income (loss) attributable to Red Lion Hotels Corporation (1)	$(8,609)	$(6,663)	$1,946	29.2%

Earnings per share — basic and diluted
Net income (loss) from continuing operations	$(0.45)	$(0.37)
Net Income (loss) from discontinued operations	$(0.02)	$(0.00)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.47)	$(0.37)
Weighted average shares — basic and diluted (2)	18,485	18,106

EBITDA (1,3)	$16,444	$18,724	$(2,280)	-12.2%
EBITDA as a percentage of revenues	10.1%	11.3%

EBITDA from continuing operations (1,3)	$17,002	$18,744	$(1,742)	-9.3%
EBITDA from continuing operations as a percentage of revenues	10.4%	11.3%

(1)	The year ended December 31, 2010, includes $1.2 million of expense related to the separation of the company’s former President and Chief Executive Officer. Additionally, the year 2010 includes an impairment charge of $5.7 million and a $1.5 million credit both related to the termination of a franchise and sublease agreement. The year ended December 31, 2009 includes an impairment charge of $8.5 million for an owned hotel and restructuring expenses of $0.1 million. These items are discussed further in this release under Disclosure of Special Items.

(2)	For the year ended December 31, 2010 and 2009, all of the 478,047 and 1,194,460 options to purchase common shares outstanding as of those dates were considered anti-dilutive, due to the loss for the periods and excluded from the calculations of loss per share. Additionally, as of those dates, all of the 220,816 and 239,318 restricted stock units outstanding, respectively, were considered anti-dilutive due to the losses, as were all of the 44,837 convertible operating partnership units outstanding during both periods.

(3)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	December 31,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$4,012	$3,881
Restricted cash	4,120	3,801
Accounts receivable, net	5,985	6,993
Inventories	1,328	1,341
Prepaid expenses and other	1,937	3,199
Assets of discontinued operations	—	61

Total current assets	17,382	19,276

Property and equipment, net	272,030	285,601
Goodwill	28,042	28,042
Intangible assets, net	7,984	10,199
Other assets, net	6,044	7,337
Noncurrent assets of discontinued operations	—	181

Total assets	$331,482	$350,636

Liabilities:
Current liabilities:
Accounts payable	$7,146	$6,079
Accrued payroll and related benefits	4,367	2,402
Accrued interest payable	276	318
Advance deposits	487	496
Other accrued expenses	10,178	7,910
Revolving credit facility	18,000	—
Long-term debt, due within one year	25,275	3,171
Liabilities of discontinued operations	—	29

Total current liabilities	65,729	20,405

Revolving credit facility	—	26,000
Long-term debt, due after one year	51,877	77,151
Deferred income	4,859	8,638
Deferred income taxes	7,427	12,595
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	160,717	175,614

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,869,254 and 18,180,104 shares issued and outstanding	189	182
Additional paid-in capital, common stock	146,834	142,479
Retained earnings	23,737	32,346

Total Red Lion Hotels Corporation stockholders’ equity	170,760	175,007
Noncontrolling interest	5	15

Total equity	170,765	175,022

Total liabilities and stockholders’ equity	$331,482	$350,636

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Year ended ended December 30,
	2010	2009
Operating activities:
Net income (loss)	$(8,619)	$(6,664)
Adjustments to reconcile net income (loss) attributable to Red Lion Hotels Corporation to net cash provided by operating activities:
Depreciation and amortization	20,919	20,954
Gain on disposition of property, equipment and other assets, net	(26)	(243)
Impairment charge	5,792	8,686
Termination of sublease agreement	(2,109)	—
Deferred income tax provision (benefit)	(5,168)	(3,184)
Equity in investments	48	(9)
Stock based compensation expense	1,594	1,238
Provision for doubtful accounts	378	212
Change in current assets and liabilities:
Restricted cash	(319)	89
Accounts receivable	209	2,505
Inventories	22	160
Prepaid expenses and other	1,308	(432)
Accounts payable	1,067	(5,388)
Accrued payroll and related benefits	2,203	(2,798)
Accrued interest payable	(42)	4
Deferred income	—	900
Other accrued expenses and advance deposits	2,230	(338)

Net cash (used in) provided by operating activities	19,487	15,692

Investing activities:
Purchases of property and equipment	(10,615)	(16,425)
Liquor License Purchase	—	(500)
Proceeds from disposition of property and equipment	44	16
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	170	(34)

Net cash (used in) provided by investing activities	(10,428)	(16,970)

Financing activities:
Borrowings on revolving credit facility	15,500	11,000
Repayment of revolving credit facility	(23,500)	(21,000)
Repayment of long-term debt	(3,170)	(3,009)
Proceeds from stock options exercised	2,486	—
Proceeds from issuance of common stock under employee stock purchase plan	130	119
Additions to deferred financing costs	(292)	(153)
Distributions to noncontrolling interests	—	(3)
Common stock redeemed	(86)	(13)

Net cash (used in) provided by financing activities	(8,932)	(13,059)

Net cash provided by discontinued operations	4	2

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	131	(14,335)
Cash and cash equivalents at beginning of period	3,881	18,216

Cash and cash equivalents at end of period	$4,012	$3,881

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of December 31, 2010

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	6,121	304,566
Red Lion Franchised Hotels	13	2,436	120,831

Total Red Lion Hotels	44	8,557	425,397

Comparable Hotel Statistics (1)

	Three months ended December 31, 2010			Three months ended December 31, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	50.4%	$79.41	$40.05	46.9%	$76.75	$35.96
Franchised Hotels	46.3%	$73.29	$33.96	44.7%	$77.68	$34.68

Total System Wide	49.4%	$77.90	$38.45	46.3%	$76.99	$35.63

Change from prior comparative period:
Owned and Leased Hotels	3.5	3.5%	11.4%
Franchised Hotels	1.6	-5.7%	-2.1%

Total System Wide	3.1	1.2%	7.9%

	Year ended December 31, 2010			Year ended December 31, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR(3)	RevPAR(4)

Owned and Leased Hotels	57.1%	$84.33	$48.11	55.5%	$82.25	$45.64
Franchised Hotels	52.1%	$76.55	$39.91	52.2%	$78.25	$40.87

Total System Wide	55.8%	$82.42	$45.96	54.6%	$81.25	$44.39

Change from prior comparative period:
Owned and Leased Hotels	1.6	2.5%	5.4%
Franchised Hotels	(0.1)	-2.2%	-2.3%

Total System Wide	1.2	1.4%	3.5%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the year ended December 31, 2010, the Company recorded an expense of $1.2 million from the separation of its former President and Chief Executive Officer. Additionally, the Company recorded an impairment charge of $5.7 million and a $1.5 million credit both related to the termination of a franchise and sublease agreement for the Red Lion Hotel Sacramento at Arden Village. During the year ended December 31, 2009, the Company recorded an impairment charge of $8.5 million related to Red Lion Denver Southeast and also recorded restructuring expenses primarily related to initiatives to streamline operations and eliminate costs of approximately $0.1 million. As a result, the operations as presented in the accompanying financial statements for the years ended December 31, 2010 compared to 2009 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of certain earnings measures before special items to income (loss) after special items.

	Three months ended December 31, 2010			Three months ended December 31, 2009
($ in thousands except per share data)	Net income / loss	EBITDA	Diluted EPS	Net income / loss	EBITDA	Diluted EPS

Amount before special items	$(4,466)	$597	$(0.24)	$(2,670)	$3,316	$(0.14)

Special items:
Impairment charge (2)	(5,733)	(5,733)	(0.31)	(8,509)	(8,509)	(0.47)
Franchise, sublease termination (3)	1,452	1,560	0.08	—	—	—
Restructuring expenses (4)	—	—	—	(136)	(136)	(0.01)
Income tax benefit of special items, net (5)	1,520	—	0.08	3,069	—	0.17

Amount per consolidated statement of continuing operations	$(7,227)	$(3,576)	$(0.39)	$(8,246)	$(5,329)	$(0.45)

Change from the comparative period:
Amount before special items	-67.3%	-82.0%	-71.4%
Amount per consolidated statement of operations	12.4%	32.9%	13.3%

	Year ended December 31, 2010			Year ended December 31, 2009
($ in thousands except per share data)	Net income / loss	EBITDA	Diluted EPS	Net income / loss	EBITDA	Diluted EPS

Amount before special items	$(4,684)	$22,394	$(0.25)	$(1,021)	$27,389	$(0.06)
Special items:
Separation costs (1)	(1,219)	(1,219)	(0.07)	—	—	—
Impairment charge (2)	(5,733)	(5,733)	(0.31)	(8,509)	(8,509)	(0.47)
Franchise, sublease termination (3)	1,452	1,560	0.08	—	—	—
Restructuring expenses (4)	—	—	—	(136)	(136)	(0.01)
Income tax benefit of special items, net (5)	1,954	—	0.10	3,069	—	0.17

Amount per consolidated statement of continuing operations	$(8,230)	$17,002	$(0.45)	$(6,597)	$18,744	$(0.37)

Change from the comparative period:
Amount before special items	-358.7%	-18.2%	-316.7%
Amount per consolidated statement of operations	-24.8%	-9.3%	-21.6%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Amount as included in the line item “Impairment charge” on the accompanying consolidated statements of operations.

(3)	Amounts as included in the following (expense) line items on the accompanying consolidated statements of operations.

Franchise	$(257)
Depreciation and amortization	(108)
Hotel facility and land lease	1,817

Total	$1,452

(4)	Amount as included in the line item “Restructuring expenses” on the accompanying consolidated statements of operations.

(5)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Impact of Change in Accounting Principle on Consolidated Financial Statements
(unaudited)
In June 2009, the FASB issued changes to the consolidation guidance applicable to variable interest entities (“VIE”) that became effective for us on January 1, 2010. Under the new guidance, we have determined that our cooperative marketing fund, referred to as the Central Program Fund (“CPF”), now meets the definition of a VIE and should be included in our consolidated financial statements. For additional information on the CPF, see Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 2009, previously filed with the SEC on Form 10-K.
The CPF acts as an agent for our owned and leased hotels and for our franchisees, and was created to provide services to all member hotels including certain advertising services, frequent guest program administration, reservation services, national sales promotions and brand and revenue management services intended to increase sales and enhance the reputation of the Red Lion brand. The activities of the CPF benefit our owned and leased hotels as well as our franchise properties, however, historically only the proportionate share of CPF expenses for our owned and leased hotels were recognized in our consolidated financial statements. Based on the new guidance, we will now include all of the expenses and other balances of the CPF in our consolidated financial statements, including revenue received from franchisees to support CPF activities. There have been no changes to the organization, structure or operating activities of the CPF since its inception in 2002.
The adoption of these changes were applied retrospectively, including the recording of the $1.0 million net of tax impact of cumulative effect of change in accounting principle as of the earliest period presented in this release. The consolidated financial statements included in this release have been adjusted to conform to the new treatment. The table below shows the impact on income (loss) before income taxes from the consolidation of the CPF for the three months and years ended December 31, 2010 and 2009.

	Three months ended December 31, 2010			Three months ended December 31, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$33,094	$—	$33,094	$31,843	$—	$31,843
Franchise	296	467	763	281	490	771
Entertainment	2,370	—	2,370	2,722	—	2,722
Other	667	—	667	655	—	655

Total revenues	36,427	467	36,894	35,501	490	35,991

Operating expenses:
Hotels	29,595	115	29,710	28,295	(396)	27,899
Franchise	459	481	940	132	360	492
Entertainment	2,225	—	2,225	2,092	—	2,092
Other	321	—	321	465	—	465
Depreciation and amortization	5,295	—	5,295	5,329	—	5,329
Hotel facility and land lease	328	—	328	1,436	—	1,436
Impairment charge	5,733	—	5,733	8,509	—	8,509
Gain on asset dispositions, net	248	—	248	(111)	—	(111)
Undistributed corporate expenses	1,068	—	1,068	675	—	675
Restructuring expenses	—	—	—	136	—	136

Total expenses	45,272	596	45,868	46,958	(36)	46,922

Operating income (loss)	(8,845)	(129)	(8,974)	(11,457)	526	(10,931)

Other income (expense):
Interest expense	(2,241)	—	(2,241)	(2,206)	—	(2,206)
Other income, net	194	(98)	96	397	(131)	266

Income (loss) before income taxes	(10,892)	(227)	(11,119)	(13,266)	395	(12,871)

	Year ended December 31, 2010			Year ended December 31, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$148,568	$—	$148,568	$147,772	$—	$147,772
Franchise	1,317	1,892	3,209	1,678	1,938	3,616
Entertainment	9,236	—	9,236	11,690	—	11,690
Other	2,481	—	2,481	2,641	—	2,641

Total revenues	161,602	1,892	163,494	163,781	1,938	165,719

Operating expenses:
Hotels	115,946	628	116,574	113,677	(421)	113,256
Franchise	1,055	2,063	3,118	429	1,826	2,255
Entertainment	7,769	—	7,769	9,466	—	9,466
Other	1,598	—	1,598	2,075	—	2,075
Depreciation and amortization	20,885	—	20,885	20,873	—	20,873
Hotel facility and land lease	5,840	—	5,840	6,707	—	6,707
Impairment charge	5,733	—	5,733	8,509	—	8,509
Gain on asset dispositions, net	(25)	—	(25)	(249)	—	(249)
Undistributed corporate expenses	6,304	—	6,304	5,200	—	5,200
Restructuring expenses	—	—	—	136	—	136

Total expenses	165,105	2,691	167,796	166,823	1,405	168,228

Operating income (loss)	(3,503)	(799)	(4,302)	(3,042)	533	(2,509)
Other income (expense):
Interest expense	(9,073)	—	(9,073)	(8,503)	—	(8,503)
Other income, net	847	(438)	409	936	(557)	379

Income (loss) before income taxes	(11,729)	(1,237)	(12,966)	(10,609)	(24)	(10,633)

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

EBITDA	$(3,576)	$(5,686)	$16,444	$18,724
Income tax benefit (expense)	3,892	4,753	4,937	4,070
Interest expense	(2,241)	(2,206)	(9,073)	(8,503)
Depreciation and amortization	(5,295)	(5,350)	(20,917)	(20,954)

Net income (loss) attributable to Red Lion Hotels Corporation	$(7,220)	$(8,489)	$(8,609)	$(6,663)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

EBITDA from continuing operations	$(3,576)	$(5,329)	$17,002	$18,744
Income tax benefit (expense)	3,892	4,625	4,736	4,036
Interest expense	(2,241)	(2,206)	(9,073)	(8,503)
Depreciation and amortization	(5,295)	(5,329)	(20,885)	(20,873)
Discontinued operations, net of tax	—	(250)	(389)	(67)

Net income (loss) attributable to Red Lion Hotels Corporation	$(7,220)	$(8,489)	$(8,609)	$(6,663)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.